GOODWIN, PROCTER & HOAR LLP
                                       Counselors at Law
                               Boston, Massachusetts 02109-2881


                                                      Telephone (617) 570-1000
                                                     Telecopier (617) 523-1231


                                                   February 20, 1997


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  Rule 24f-2 Notice for USAA Mutual Fund, Inc. -
          1933 Act File No. 2-49560

Gentlemen:

     As counsel to USAA Mutual Fund, Inc. (the "Company"), we have been requested to render this opinion in connection with the filing by the Company of an Annual Notice of Securities Sold Pursuant to Rule 24f-2 on Form 24F-2 (the "Notice") with respect to the fiscal year ended December 31, 1996 for the S&P 500 Index Fund series of the Company
(the "Fund").

     Reference is made to Item 10 of the Notice wherein the Company reports the number of shares (the "Shares") representing interests in the Fund sold during the fiscal year ended December 31, 1996 in reliance upon Rule 24f-2 under the Investment Company Act of 1940, as amended.

     We have examined the Company's Articles of Incorporation dated October 10, 1980, as amended, the By-Laws of the Company, as amended, the Notice, certain resolutions adopted by the Directors of the Company, and such other documents as we deemed necessary for purposes of this opinion.

     Based upon the foregoing, and assuming that all of the Shares were sold, issued and paid for in accordance with the terms of the Company's Prospectus and Statement of Additional Information contained in the Company's Registration Statement on Form N-1A in effect at the time of sale, in our opinion the Shares were legally issued and are fully paid and non-assessable.

                                   Very truly yours,



                                   GOODWIN, PROCTER & HOAR  LLP

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